Nuveen Municipal Credit Opportunities Fund N-2A

Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2023, with respect to the financial statements and financial highlights of Nuveen Municipal Credit Opportunities Fund (NMCO), as of October 31, 2023 incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
September 18, 2024